Exhibit 16.1
April 4, 2011
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Regency Energy Partners LP (Regency), a consolidated subsidiary of Energy Transfer Equity, L.P. (ETE), and, under the date of February 18, 2011, we reported on the consolidated financial statements of Regency as of December 31, 2010 and 2009 and for the period from May 26, 2010 to December 31, 2010, the period from January 1, 2010 to May 25, 2010, and the year ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2010. On March 30, 2011, we were dismissed. We have read ETE’s statements included under Item 4.01 of its Form 8-K dated April 4, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with ETE’s statement that Grant Thornton was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Regency’s consolidated financial statements and we are not in a position to agree or disagree with ETE’s statement that Regency’s Audit Committee approved the appointment of Grant Thornton.
Very truly yours,
KPMG LLP